Exhibit 99.1

Press Release For immediate release
Invesco Real Estate Income Trust Inc. Acquires Student Housing in Tempe, AZ Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630

DALLAS, January 4, 2022 – Invesco Real Estate Income Trust Inc. (“INREIT”), an institutionally managed public non-listed REIT, announced today it acquired a 13-story, 384-unit (833-bed) student housing facility located at Arizona State University. Developed in 2017, the property is 100% leased for the current academic year and a less than five-minute walk to campus.

“We are excited to acquire a high quality, 100% occupied student housing property at one of the nation’s largest universities, and in a high-growth market like Tempe,” said R. Scott Dennis, President and Chief Executive Officer for INREIT. “There continues to be strong demand for the student housing sector, and we are seeing an increase in undergraduate enrollment at top universities, resulting in student housing occupancy reaching pre-COVID levels. INREIT remains nimble, and we’re pleased to access this desirable asset class for our stockholders.”

This is the second student housing investment for INREIT, bringing the gross assets of the INREIT portfolio to more than $700 million.

For more information about this building and other INREIT properties, please visit https://www.invesco.com/inreit/investments.

About INREIT

Invesco Real Estate Income Trust Inc. (“INREIT”) is an institutionally managed public non-listed monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. For more information about INREIT, please visit www.inreit.com.

About Invesco Real Estate

Invesco Real Estate is a global leader in the real estate investment management business with $87.0 billion in real estate assets under management, 597 employees and 21 regional offices across the U.S., Europe and Asia Pacific (as of September 30, 2021). Invesco Real Estate has been actively investing in core, value-add and opportunistic real estate strategies since 1983. Invesco Real Estate is the real estate investment center of Invesco Ltd., an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.